SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange Act of 1934 or Suspension of Duty to File
                 Reports Under Sections 13 and 15(d) of the
                      Securities Exchange Act of 1934


                     Commission File Number: 1-9214


                      Perkins Family Restaurants, L.P.
           (Exact name of registrant as specified in its charter)


                       6075 Poplar Avenue, Suite 800
                       Memphis, Tennessee 38119-4709
                               (901) 766-6400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         Depositary Units Representing Limited Partners' Interests
          (Title of each class of securities covered by this Form)


                               Not applicable
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a) (1) (i)    [ X ]        Rule 12h-3(b) (1) (ii)    [   ]
      Rule 12g-4(a) (1) (ii)   [   ]        Rule 12h-3(b) (2) (i)     [   ]
      Rule 12g-4(a) (2) (i)    [   ]        Rule 12h-3(b) (2) (ii)    [   ]
      Rule 12g-4(a) (2) (ii)   [   ]        Rule 15d-6                [   ]
      Rule 12h-3(b) (1) (i)    [   ]

Approximate number of holders of record as of the certification or notice date:  1

         Pursuant to the requirements of the Securities Exchange Act of 1934, The Restaurant Company (formerly known as Perkins Family Restaurants, L.P.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  August 8, 2002           THE RESTAURANT COMPANY (formerly known
                                as Perkins Family Restaurants, L.P.)


                                  By:   /s/ Donald F. Wiseman
                                       --------------------------
                                  Name:  Donald F. Wiseman
                                  Title:  Vice-President